Exhibit 99.1

Essential Utilities Reports Q1 2026 Results

Affirms Financial and Growth Guidance

•	GAAP Earnings of $0.79 per share for Q1 2026 and adjusted earnings per share of $0.83 (non-GAAP); Q1 2026 non-GAAP results exclude $0.04 of transaction costs associated with the pending merger with American Water
•	Affirms anticipated growth in earnings per share at a compound annual growth rate of 5 to 7%
•	Invested $269 million in infrastructure in the first three months of the year; on track to invest $1.7 billion in 2026
•	Received order from Kentucky Public Service Commission approving merger with American Water
•	Closed on $18 million purchase of the Greenville Municipal Water Authority in Mercer County, PA

BRYN MAWR, Pa. (May 6, 2026) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the first quarter ended March 31, 2026.

Company Highlights

“Through continued strong operating performance, a focus on cost control, and making investments designed to improve customer experience, we expect another strong year in 2026. While our team is preparing for our merger with American Water, expected to close in the first quarter of 2027, our primary focus remains on operating the company with excellence,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “We are excited by the combination of American and Essential because of the expected benefits for customers and shareholders. Equally as exciting is the commitment, made by both companies, to continued strong robust investment in our infrastructure that makes us among the top performers in safety and reliability in the nation while working to provide affordable service for all customers,” Franklin added.

“The regulatory approval processes for our merger with American Water continue to progress. Two weeks ago, we received our first approval of the merger from the Kentucky Public Service Commission. As a reminder, we have filed in all pertinent states. At the special shareholder meeting to approve the merger, approximately 95% of the voted shares were cast in favor of the transaction. This overwhelming mandate supports what we have believed from the start: that this combination creates a premier, multi-state utility with a high growth profile,” Franklin added.

First Quarter 2026 Operating Results

Essential reported GAAP net income of $224.4 million and earnings per share of $0.79 for the first quarter of 2026, compared to GAAP net income of $283.8 million and earnings per share of $1.03 for the same period in 2025. The first quarter of 2025 included the benefit of non-recurring items, including the release of an income tax reserve regulatory liability resulting from a rate order, proceeds from an insurance carrier reimbursing expenses related to a legal proceeding, and rate recovery of a regulated asset associated with bad debt.

Essential reported Q1 2026 non-GAAP EPS of $0.83, which reflects business results without the impact of merger-related expenses incurred in the quarter.

Revenues for the quarter were $861.8 million compared to $783.6 million in the first quarter of 2025, an increase of 10%. Additional revenues from regulatory recoveries and purchased gas costs were the main revenue drivers. Operations and maintenance expenses increased to $175.8 million for the first quarter of 2026, compared to $137.8 million in the first quarter of 2025, primarily due to increases in employee-related costs, including increases in overtime pay and outside service costs due to activities related to the cold weather in January and February, water production expenses, and merger-related expenses of $16.3 million.

Essential’s regulated water segment reported revenues for the quarter of $323 million, an increase of 7.4% compared to $300.8 million in the first quarter of 2025. Regulatory recoveries and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $103.1 million for the first quarter of 2026 compared to $89.4 million in the first quarter of 2025, driven by increased employee-related costs, increases in bad debt expense, and an increase in contractor services due to higher main break activity given the abnormal weather. Excluding the one-time items and the impact of abnormal weather, operations and maintenance expenses for the full year are expected to be in line with historic norms.

Essential’s regulated natural gas segment reported revenues for the quarter of $529.4 million, compared to $470.8 million in the first quarter of 2025, driven primarily by an increase in purchased gas costs, higher regulatory recoveries and an offset due to the weather normalization adjustment. Operations and maintenance expenses for Essential’s regulated natural gas segment increased slightly to $56.2 million for the first quarter of 2026 compared to $55.7 million in the first quarter of 2025.

Dividend

As previously announced on February 17, 2026, Essential’s board of directors declared a quarterly cash dividend of $0.3426 per share of common stock. This dividend will be payable on June 1, 2026, to shareholders of record on May 12, 2026.

Financing

On March 9, 2026, the Company issued $500 million of senior notes due March 15, 2036, with an interest rate of 5.125%. The Company used the net proceeds from the issuance to repay a portion of its commercial paper borrowings and for general corporate purposes.

As of March 31, 2026, Essential’s weighted average cost of fixed-rate long-term debt was 4.16%, and the company had $1.035 billion available on its credit lines.

Rate Activity

Thus far in 2026, the Company’s regulated water segment received rate awards or infrastructure surcharges that will increase annual revenues in Illinois, Indiana, Pennsylvania, and Ohio by $5.7 million, and its regulated natural gas segment received rate awards or infrastructure surcharges in Kentucky and Pennsylvania of $9.4 million.

The Company currently has base rate cases or infrastructure surcharges pending in Texas, Ohio, North Carolina, Virginia, and New Jersey for its regulated water and wastewater segment for an estimated $101.9 million in incremental annual revenues. The company currently has a base rate case pending in Pennsylvania for its natural gas segment with a requested revenue increase of $163.2 million to support its Long-Term Infrastructure Improvement Plan, which involves the replacement and retirement of aging gas mains and the associated reduction of greenhouse gas emissions.

Capital Expenditures

Essential invested approximately $269 million in the first three months of 2026 to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The Company continues to be a leader in the United States at replacing miles of aged underground utility pipes and is committed to maintaining elevated levels of infrastructure investment. Essential is on track to invest $1.7 billion in needed infrastructure investments in 2026.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to a larger customer base than it could from organic customer growth alone.

On March 4, 2026, Essential announced that it had closed on its $18 million purchase of the Greenville Municipal Water Authority in Mercer County, PA. The system serves more than 2,900 customers in Greenville Borough as well as Hempfield and West Salem Townships. The Pennsylvania Public Utility Commission (PUC) approved the transaction on January 15, 2026.

Since 2015, Essential has acquired approximately $570 million in rate base and added more than 138,000 new customers or equivalent dwelling units to the company’s footprint.

The company has signed purchase agreements for additional water and wastewater systems in Pennsylvania, Texas, North Carolina and New Jersey that are pending closing and are expected to serve over 201,000 customers or equivalent dwelling units and total approximately $285 million in purchase price. The Company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the Company is actively pursuing represents approximately 400,000 total customers.

Merger with American Water Works Company, Inc.

The Company is continuing to progress through the process of obtaining the consents and approvals needed to successfully consummate the proposed merger with American Water. On February 10, 2026, shareholders of both companies voted overwhelmingly in favor of merger-related proposals. In 2025, Essential submitted applications for required regulatory approval in all states where applicable. On April 20, 2026, we received an order from the Kentucky Public Utility Commission approving the merger. The merger remains on track for closing in the first quarter of 2027.

Financial and Growth Guidance

The Company’s latest expectations are the following:

•	Anticipated growth in long-term earnings per share at a compound annual growth rate of 5% to 7% from the adjusted 2024 earnings per share of $1.97 (non-GAAP) for the three-year period through 2027.
•	In 2026, regulated infrastructure investments are expected to be $1.7 billion.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share and infrastructure investment include the municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced, but do not include DELCORA or other potential acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics. The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans.

Essential Utilities believes that the non-GAAP financial measure “adjusted earnings per share” used for 2024 and identified as part of its multi-year financial and growth guidance supplements investors the ability to measure the company’s financial operating performance for 2024, including by adjustment, as compared to the Company’s operating performance in 2024.

1Q 2026 Earnings Call Information

Date: May 7th, 2026

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website following the call.

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater, and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting thousands of acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the anticipated receipt of regulatory approvals for, and closing of, the company’s proposed merger with American Water, the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of infrastructure investment in 2026; the Company’s anticipated use of equity and debt financing and, that the Company has a multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level for the six EPA regulated PFAS chemicals. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the expected timing and likelihood of completion of our proposed Merger with American Water; changes in the EPAs regulations; changes in the United States’ governmental policies, including those from the Executive Branch; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company's growth-through-acquisition program; general economic business conditions; the company’s ability to successfully execute any equity or debt financing transactions, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential's business, please refer to Essential's annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2026	2025

Operating revenues	$861,759	$783,626
Operations and maintenance expense	$175,795	$137,824

Net income	$224,392	$283,789

Basic net income per common share	$0.79	$1.03
Diluted net income per common share	$0.79	$1.03

Basic average common shares outstanding	283,181	275,194
Diluted average common shares outstanding	283,636	275,687

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2026	2025

Operating revenues	$861,759	$783,626

Cost & expenses:
Operations and maintenance	175,795	137,824
Purchased gas	238,615	184,641
Depreciation	107,109	96,764
Amortization	3,620	2,613
Taxes other than income taxes	25,980	22,879
Total	551,119	444,721

Operating income	310,640	338,905

Other expense (income):
Interest expense	87,307	82,065
Interest income	(1,611)	(229)
Allowance for funds used during construction	(5,760)	(5,832)
Other, net	(75)	(293)
Income before income taxes	230,779	263,194
Income tax expense (benefit)	6,387	(20,595)
Net income	$224,392	$283,789

Net income per common share:
Basic	$0.79	$1.03
Diluted	$0.79	$1.03

Average common shares outstanding:
Basic	283,181	275,194
Diluted	283,636	275,687

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2026	2025

Net property, plant and equipment	14,441,097	14,263,682
Current assets	622,630	610,396
Regulatory assets and other assets	4,716,388	4,590,767
	19,780,115	19,464,845

Total equity	6,893,209	6,857,456
Long-term debt, excluding current portion, net of debt issuance costs and unamortized discount on debt	8,361,623	8,110,167
Current portion of long-term debt and loans payable	62,054	171,961
Other current liabilities	592,392	592,522
Deferred credits and other liabilities	3,870,837	3,732,739
	19,780,115	19,464,845

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures "adjusted income" and "adjusted diluted income per common share" provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing operating performance. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance range for 2024.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” and have been adjusted for the following items:

(1) During the first quarter of 2024, the Company completed the sale of its interest in three non-utility local microgrid and distributed energy projects and recognized a gain of $91,236, net of transaction expenses. In October 2023, the Company completed the sale of its regulated natural gas utility assets in West Virginia. In 2024, the Company received additional proceeds from this sale of regulated natural gas utility assets in West Virginia and post-transaction activities.

(2) Estimated impact to Peoples Natural Gas (PNG) operating revenues from warmer than normal weather conditions during 2024 and nonrecurring usage. These impacts are partially offset by favorable regulated water consumption in 2024 due to drier than normal weather conditions.

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company's GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

Year Ended
December 31, 2024
Net income (GAAP financial measure)	$595,314
Adjustments:
(1) Gain on sales of assets and related transaction activities	(94,024)
(2) Adjustments for estimated effects of unfavorable weather (addback)	18,749
(3) Income tax effect of non-GAAP adjustments	20,859
Adjusted income (Non-GAAP financial measure)	$540,898
Net income per common share (GAAP financial measure (Earnings per share)):
Basic	$2.17
Diluted	$2.17
Adjusted income per common share (Non-GAAP financial measure (Adjusted Earnings per share)):
Basic	$1.97
Diluted	$1.97
Average common shares outstanding:
Basic	273,914
Diluted	274,421

Essential Utilities, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The Company is providing disclosure of the reconciliation of adjusted earnings per share, a non-GAAP financial measures referenced in this release, to the most comparable GAAP financial measure. Adjusted earnings per share does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non- GAAP financial measures” under applicable SEC regulations.

Adjusted earnings per share is one of the primary metrics used by management to evaluate the Company’s financial performance and compare it to that of its peers, evaluate the effectiveness of the Company’s business strategies, and in connection with executive compensation decisions. This measure is also frequently used by analysts, investors, and others to evaluate industry peers. Further, the Company believes adjusted earnings per share is helpful in highlighting trends in the Company’s results because it allows for more consistent comparisons of performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management. The Company further believes that this non-GAAP financial measure is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance. This non-GAAP measure does, however, have certain limitations and should not be considered as an alternative to earnings per share or any other performance.

Adjusted earnings per share adjusts for the following items:

(1)   costs associated with the pending merger with American Water; and

(2)   the income tax impact of the non-GAAP adjustment described above.

Three Months Ended March 31, 2026
Net income (GAAP financial measure)	$224,392
Adjustments:
(1) Costs associated with the pending merger with American Water	16,300
(2) The income tax impact of the non-GAAP adjustment described above	(4,388)
Adjusted income (Non-GAAP financial measure)	$236,304

Net income per common share (GAAP financial measure):
Basic	$0.79
Diluted	$0.79

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.83
Diluted	$0.83

Average common shares outstanding:
Basic	283,181
Diluted	283,636

Media Contact:

David Kralle

Vice President of Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, Treasurer, FP&A, and IR

O: 610.645.1191

BJDingerdissen@Essential.co